Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports for the year ended December 31, 2025, dated February 24, 2026 (except for Note 14 and the effects thereof, as to which the date is May 12, 2026), with respect to the consolidated financial statements and internal control over financial reporting, dated February 24, 2026, included in the Current Report of Bel Fuse Inc. on Form 8-K. We consent to the incorporation by reference of said reports in the Registration Statement of Bel Fuse Inc. on Form S-8 (File No. 333-239267).

/s/ GRANT THORNTON LLP

Edison, New Jersey

May 12, 2026